SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN GOLUB CAPITAL PRIVATE CREDIT FUND AND GC ADVISORS LLC
This Second Amended and Restated Investment Advisory Agreement (this “Agreement”) made effective as of this 14th day of November 2025, by and between GOLUB CAPITAL PRIVATE CREDIT FUND, a Delaware statutory trust (the “Fund”), and GC ADVISORS LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Fund operates as a closed-end, non-diversified management investment company;
WHEREAS, the Fund has filed an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);
WHEREAS, the Fund and the Adviser are party to that certain amended and restated investment advisory agreement dated November 17, 2023 by and between the Fund and the Adviser (the “Prior Agreement”); and
WHEREAS, the Fund and the Adviser desire to amend and restate the Prior Agreement to set forth the terms and conditions for the continued provision by the Adviser of investment advisory services to the Fund.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.Duties of the Adviser.
(a)The Fund hereby employs the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of trustees of the Fund (the “Board of Trustees”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Fund’s private placement memorandum, registration statement or other filing submitted or filed by the Fund with the Securities and Exchange Commission (“SEC”), in each case as the same may be amended from time to time, (ii) in accordance with the Investment Company Act, the Investment Advisers Act and all other applicable federal and state law and (iii) in accordance with the Fund’s declaration of trust and bylaws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Fund (including performing due diligence on prospective portfolio companies); (iii) execute, close, service and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; and (v) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund, consistent with its investment objective and policies, determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board of Trustees. If it is necessary for the Adviser to make investments on behalf of the Fund through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the Investment Company Act.
(b)The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.
(c)Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject in all cases to the oversight of the Adviser and the Fund. The Adviser, and not the Fund, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law.
(d)The Adviser shall, upon request by an official or agency administering the securities laws of a state (a “State Administrator”), submit to such State Administrator the reports and statements required to be distributed to the Fund’s shareholders pursuant to this Agreement, any registration statement filed with the SEC and applicable federal and state law.
(e)The Adviser has a fiduciary responsibility and duty to the Fund for the safekeeping and use of all the funds and assets of the Fund, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Fund. The Adviser shall not contract away any fiduciary obligation owed by the Adviser to the Fund’s shareholders under common law.
(f)For all purposes herein provided, the Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
(g)The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Fund, shall specifically maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request, provided that the Adviser may retain a copy of such records.
2.Fund’s Responsibilities and Expenses Payable by the Fund.
(a)All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund. The Fund shall bear all other costs and expenses of its operations and transactions, including those relating to: (a) organizational expenses of the Fund; (b) calculating the net asset value and/or net offering price of the Fund, including the cost and expenses of any independent valuation firm; (c) fees and expenses incurred by the Adviser and payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments, performing due diligence on prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments, which fees and expenses include, among other items, due diligence reports, appraisal reports, any studies commissioned by the Adviser and travel and lodging expenses; (d) interest payable on debt, if any, incurred by the Fund to finance its investments and expenses related to unsuccessful portfolio acquisition efforts; (e) offerings of the common shares and other securities of the Fund, including any public or private offering of the common shares of the Fund; (f) investment advisory fees, including management fees and incentive fees; (g) administration fees and expenses payable under the administration agreement (as amended from time to time, the “Administration Agreement”), between the Fund and the Fund’s administrator (the “Administrator”); (h) fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments in portfolio companies, including costs associated with meeting financial sponsors; (i) fees payable to transaction/brokerage platforms; (j) subscription processing fees and expenses; (k) reasonable bona fide due diligence expenses of participating broker-dealers supported by detailed and itemized invoices; (l) fees incurred by the Fund for transfer agent, dividend agent and custodial fees and expenses; (m) fees and expenses payable under any managing dealer and selected dealer agreements, if any; (n) U.S. federal and state registration and franchise fees; (o) all costs of registration and listing of the Fund’s securities on any securities exchange, if applicable; (p) U.S. federal, state and local taxes; (q) independent trustees’ fees and expenses; (r) costs of preparing and filing reports or other documents required by the SEC, state securities regulators or other regulators; (s) costs of any reports, proxy statements or other notices to shareholders, including printing costs; (t) costs associated with individual or group shareholders; (u) costs of registration rights granted to certain investors, if any; (v) costs associated with compliance with the Sarbanes-Oxley Act of 2002, as amended; (w) the Fund’s allocable portion of any fidelity bond, trustees’ and officers’ errors and omissions liability insurance policies, and any other insurance premiums; (x) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; (y) costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the Adviser or its affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors; (z) proxy voting expenses; and (aa) any and all other expenses incurred by the Fund or the Administrator in connection with administering the Fund’s business, including payments made under the Administration Agreement based upon the Fund’s allocable portion (subject to the review and approval of the Fund’s independent trustees) of the Administrator’s overhead in performing its obligations under the Administration Agreement, including fees and expenses associated with performing compliance functions and the allocable portion of the cost of the Fund’s chief compliance officer and chief financial officer and their respective staffs.
(b)In addition to the compensation paid to the Adviser pursuant to Section 3, the Fund shall reimburse the Adviser for all expenses of the Fund incurred by the Adviser as well as the actual cost of goods and services used for or by the Fund and obtained from entities not affiliated with the Adviser. The Adviser or its affiliates may be reimbursed for the administrative services performed by it or such affiliates on behalf of the Fund pursuant to any separate administration or co-administration agreement with the Adviser; however, no reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:
(i)    rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and
(ii)    salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Adviser. The term “Controlling Person” shall mean a person, whatever his or her title, who performs functions for the Adviser similar to those of (a) the chairman or other member of a board of trustees, (b) executive officers or (c) those holding 10% or more equity interest in the Adviser, or a person having the power to direct or cause the direction of the Adviser, whether through the ownership of voting securities, by contract or otherwise.
(c)From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. The Fund will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.
3.Compensation of the Adviser. The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee and an incentive fee as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.
(a)Management Fee. The management fee is payable quarterly in arrears at an annual rate of 1.25% of the Fund’s net assets as of the beginning of the first calendar day of the applicable quarter adjusted for share issuances and repurchases. Notwithstanding anything herein to the contrary, to the extent that the Adviser or an affiliate of the Adviser provides investment advisory, collateral management or other similar services to a subsidiary of the Fund, the management fee shall be reduced by an amount equal to the product of (a) the total fees paid to the Adviser by such subsidiary for such services and (b) the percentage of such subsidiary’s total equity that is owned, directly or indirectly, by the Fund.
(b)Incentive Fee. The incentive fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of the Fund’s income and a portion is based on a percentage of the Fund’s capital gains, each as described below.

Incentive Fee on Pre-Incentive Fee Net Investment Income. The portion based on the Fund’s income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Fund’s net assets at the end of the immediate preceding quarter, as adjusted for share issuances and repurchases, from interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any distribution or shareholder servicing fees).
Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.
Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediately preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).
The Fund will pay the Adviser an incentive fee quarterly in arrears with respect to the Fund’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:
•no incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% per quarter (5.0% annualized);
•100% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% annualized). The Fund refers to this portion of the Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.43%) as the “catch-up”; and
• 12.5% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% annualized).

Incentive Fee Based on Capital Gains. The second component of the incentive fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears.
The amount payable equals:
•12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).
Each year, the fee paid for the capital gains incentive fee is net of the aggregate amount of any previously paid capital gains incentive fee for all prior periods. The Fund will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to the Adviser if the Fund were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable pursuant to this Agreement be in excess of the amount permitted by the Investment Advisers Act, including Section 205 thereof.
The fees that are payable under this Agreement for any partial period will be appropriately prorated.
4.Transactions with Affiliates. The Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Adviser) for the execution of trades for the Fund.
5.Excess Brokerage Commissions.
(a)The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.
(b)All Front End Fees (as defined in the Fund’s Amended and Restated Agreement and Declaration of Trust (as may be further amended from time to time, the “Declaration of Trust”)) shall be reasonable and shall not exceed 18% of the gross proceeds of any offering, regardless of the source of payment and the percentage of gross proceeds of any offering committed to investment shall be at least eighty-two percent (82%). All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Fund, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.
6.Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Fund in the best interest of the Fund and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Fund has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Fund. The Adviser shall be responsible for reporting the Fund’s proxy voting activities, as required, through periodic filings on Form N-PX.
7.Representations and Warranties.
(a)The Adviser hereby covenants that it is registered as an investment adviser under the Investment Advisers Act. The Adviser hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
(b)The Adviser shall prepare or shall cause to be prepared and distributed to shareholders during each year the following reports of the Fund (either included in a periodic report filed with the SEC or distributed in a separate report) (i) within forty-five (45) days of the end of each quarter, a report containing the same financial information contained in the Fund’s Quarterly Report on Form 10-Q filed by the Fund under the Securities Exchange Act of 1934 and (ii) within one hundred and twenty (120) days after the end of the Fund’s fiscal year, (a) an annual report that shall include financial statements prepared in accordance with GAAP which are audited and reported on by independent certified public accountants; (b) a report of the material activities of the Fund during the period covered by the report; (c) where forecasts have been provided to the Fund’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (d) a report setting forth distributions to the Fund’s shareholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds of the Fund’s offering.
(c)From time to time and not less than quarterly, the Fund shall cause the Adviser to review the Fund’s accounts to determine whether cash distributions are appropriate. The Fund may, subject to authorization by the Board of Trustees, distribute pro rata to the Fund’s shareholders funds which the Board of Trustees deems unnecessary to retain in the Fund. The Board of Trustees may from time to time authorize the Fund to declare and pay to the Fund’s shareholders such dividends or other distributions, in cash or other assets of the Fund or in securities of the Fund, including in shares of one class or series payable to the holders of the shares of another class or series, or from any other source as the Board of Trustees in its discretion shall determine. Any such cash distributions to the Adviser shall be made only in conjunction with distributions to shareholders and only out of funds properly allocated to the Adviser’s account. All such cash distributions shall be made only out of funds legally available therefor pursuant to the Delaware General Corporation Law, as amended from time to time.
(d)The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Fund of its equity securities into short-term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Fund and the nature, timing and implementation of any changes thereto pursuant to Section 1 of this

Agreement; provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Adviser shall cause any proceeds of the offering of Fund securities not committed for investment within the later of two years from the date of effectiveness of the registration statement or one year from termination of the offering, unless a longer period is permitted by the applicable State Administrator, to be paid as a distribution to the shareholders of the Fund as a return of capital without deduction of a sales load.
8.Limitations on the Employment of the Adviser. The services of the Adviser to the Fund are not, and shall not be, exclusive. The Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund; provided that its services to the Fund hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Fund, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Fund, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Adviser and its affiliates, as trustees, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and trustees, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.
Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Fund and the Adviser and by the Adviser’s allocation policy, the Adviser and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Fund or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Fund; provided that the Adviser allocates investment opportunities to the Fund, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Fund of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Fund. Moreover, it is understood that when the Adviser determines that it would be appropriate for the Fund and one or more Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Fund and for such Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time. In such situations, the Adviser may (but is not required to) place orders for the Fund and each Managed Account simultaneously or on an aggregated basis. If all such orders are not filled at the same price, the Adviser may cause the Fund and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Fund and all relevant Managed Accounts on each applicable day. If all such orders cannot be fully executed under prevailing market conditions, the Adviser may allocate the investment opportunities among participating accounts in a manner that the Adviser considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Adviser deems relevant.
9.Responsibility of Dual Trustees, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Fund and not as a manager, partner, officer and/or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.
10.Limitation of Liability of the Adviser; Indemnification.
(a)The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation, the Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation, the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Paragraph 10 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).
(b) Notwithstanding Paragraph 10(a) of this Agreement to the contrary, the Fund shall not provide for indemnification of an Indemnified Party for any liability or loss suffered by an Indemnified Party, nor shall the Fund provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Fund, unless all of the following conditions are met:

(c)(i)    the Fund has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Fund;
(d)(ii)    the Fund has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Fund;
(e)(iii)    the Fund has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnified Party is the Adviser or an Affiliate (as defined in the Declaration of Trust) of the Adviser, or (B) gross negligence or willful misconduct, in the case that the Indemnified Party is a trustee of the Fund who is not also an officer of the Fund or the Adviser or an Affiliate of the Adviser; and
(f)(iv)    such indemnification or agreement to hold harmless is recoverable only out of the Fund’s net assets and not from the Fund shareholders.
(g)Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:
(A)there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party;
(B)such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or
(C)a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which shares of the Fund were offered or sold as to indemnification for violations of securities laws.
(h)The Fund may pay or reimburse reasonable legal expenses and other costs incurred by the Indemnified Party in advance of final disposition of a proceeding only if all of the following are satisfied:
(i)(i)    the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;
(j)(ii)    the Indemnified Party provides the Fund with written affirmation of such Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Fund;

(k)(iii)    the legal proceeding was initiated by a third party who is not a Fund shareholder, or, if by a Fund shareholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and
(l)(iv)    the Indemnified Party provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification.
11.Effectiveness, Duration and Termination of Agreement.
(a)This Agreement shall become effective as of the date hereof. This Agreement shall continue for a term of two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (b) the vote of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice by the Fund, by the vote of a majority of the outstanding voting securities of the Fund or by the vote of the Fund’s Trustees or on one hundred and twenty (120) days’ written notice by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 10 of this Agreement shall remain in full force and effect, and the Indemnified Parties shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 10 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.
(b)After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Fund within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees. The Adviser shall promptly upon termination:
(i)    Deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees;
(ii)    Deliver to the Board of Trustees all assets and documents of the Fund then in custody of the Adviser; and
(iii)    Cooperate with the Fund to provide an orderly management transition.

(c)Without the approval of holders of a majority of the shares of the Fund entitled to vote on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, or other provisions of the Declaration of Trust, the Adviser shall not: (i) modify this Agreement except for amendments that do not adversely affect the rights of the shareholders; (ii) appoint a new Adviser (other than a Sub-Adviser pursuant to the terms of this Agreement and applicable law); (iii) sell all or substantially all of the Fund’s assets other than in the ordinary course of the Fund’s business or as otherwise permitted by law; or (iv) except as otherwise permitted herein, voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Fund and would not materially adversely affect the shareholders
(d)The Fund may terminate the Adviser’s interest in the Fund’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Fund. If the Fund and the Adviser cannot agree upon such amount, the parties will submit to binding arbitration which cost will be borne equally by the Adviser and the Fund. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Fund.
12.Conflicts of Interest and Prohibited Activities.
(a)The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Fund.
(b)The Adviser shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions; or (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

(c)The Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person engaged to sell shares of the Fund or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing shares of the Fund, including out of the Adviser’s own assets, including those amounts paid to the Adviser under this Agreement.
(d)The Adviser covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other person and the funds will be protected from the claims of affiliated companies.
13.Access to Shareholder List.
If a shareholder requests a copy of the Shareholder List (as defined in the Declaration of Trust) pursuant to Section 11.3 of the Fund’s Declaration of Trust or any successor provision thereto (the “Shareholder List Provision”), the Adviser is hereby authorized to request a copy of the Shareholder List from the Fund’s transfer agent and send a copy of the Shareholder List to any shareholder so requesting in accordance with the Shareholder List Provision. The Adviser and the Board of Trustees shall be liable to any shareholder requesting the list for the costs, including attorneys’ fees, incurred by that shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of shareholder or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the Fund.
14.Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
15.Amendments. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the Investment Company Act.
16.Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.
GOLUB CAPITAL PRIVATE CREDIT FUND
By:    /s/ David B. Golub
    Name:    David B. Golub
    Title:    Chief Executive Officer
GC ADVISORS LLC
By:    /s/ David B. Golub
    Name:    David B. Golub
    Title:    President

[Signature Page to Golub Capital Private Credit Fund Second Amended and Restated Investment Advisory Agreement]